Exhibit 5.1

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA HONG KONG SEOUL	One Liberty Plaza New York, NY 10006-1470 T: +1 212 225 2000 F: +1 212 225 3999 clearygottlieb.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE LONDON MILAN PARIS ROME
February 24, 2026
MiniMed Group, Inc.
18000 Devonshire St.
Northridge, California 91325
Ladies and Gentlemen:
We have acted as special counsel to MiniMed Group, Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-1 (No. 333-292284) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the sale by the Company of 28,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock” and, together with 4,200,000 additional shares of the Common Stock to be issued and sold by the Company upon the exercise of the underwriters’ option to purchase additional shares, the “Securities”).
In arriving at the opinions expressed below, we have reviewed the following documents:
(a)the Registration Statement;
(b)the form of Amended and Restated Certificate of Incorporation of the Company, included as Exhibit 3.1 to the Registration Statement; and
(c)the form of underwriting agreement by and among the Company and the representatives on behalf of each of the several underwriters named in Schedule I thereto, included as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been duly authorized by all necessary corporate action of the Company and, upon (i) due action of the Pricing Committee of the Board of Directors of the Company and (ii) the due issuance of the Securities against payment therefor in the manner described in the Underwriting Agreement, will be validly issued by the Company and fully paid and nonassessable.
The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Synne D. Chapman
Synne D. Chapman, a Partner
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